February 4, 2008

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549-7549

Ladies and Gentlemen:

We have read the statements made by OmniaLuo, Inc. (formerly known as Wentworth II, Inc.) (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of OmniaLuo, Inc.’s Form 8-K report dated February 4, 2008. We agree with the statements concerning our Firm in Item 4.01(a) of such Form 8-K and make no comment whatsoever regarding the statements made by OmniaLuo, Inc. in Item 4.01(b) or in the paragraph preceding Item 4.01(a).

Very truly yours,

/s/ Gordon, Hughes & Banks, LLP
Gordon, Hughes & Banks, LLP